Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2019 SECOND QUARTER RESULTS
CHICAGO, IL, July 23, 2019 – First Midwest Bancorp, Inc. (the "Company" or "First Midwest"), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the second quarter of 2019. Net income for the second quarter of 2019 was $47.0 million, or $0.43 per share, compared to $46.1 million, or $0.43 per share, for the first quarter of 2019, and $29.6 million, or $0.29 per share, for the second quarter of 2018.
Reported results for all periods were impacted by implementation costs related to the Company's Delivering Excellence initiative(1) ("Delivering Excellence"). In addition, the second and first quarters of 2019 were impacted by acquisition and integration related expenses. For additional detail on these adjustments, see the "Non-GAAP Financial Information" section presented later in this release.
Earnings per share ("EPS"), adjusted(2) was $0.50 for the second quarter of 2019, compared to $0.46 for the first quarter of 2019 and $0.40 for the second quarter of 2018.
SELECT SECOND QUARTER HIGHLIGHTS

•	Generated EPS of $0.43, consistent with the first quarter of 2019 and up from $0.29 for the second quarter of 2018.

◦	Increased EPS, adjusted(2) to $0.50, up 9% and 25% from the first quarter of 2019 and second quarter of 2018, respectively.

◦
Produced returns on average tangible common equity, adjusted(2) of 16.0% for the second quarter of 2019, up 64 basis points and 114 basis points from the first quarter of 2019 and second quarter of 2018, respectively.

•	Grew loans to $13 billion, up 8% from March 31, 2019 and 15% from June 30, 2018.

•	Increased total average deposits to $13 billion, up 6% and 14% from the first quarter of 2019 and second quarter of 2018, respectively.

•	Expanded net interest income to $150 million, up 8% from the first quarter of 2019 and 18% from the second quarter of 2018.

•	Increased noninterest income to $39 million, up 10% from the first quarter of 2019 and 4% from the second quarter of 2018.

•	Controlled noninterest expense; reported an efficiency ratio(2) of 55%, down from 56% and 60% in the first quarter of 2019 and second quarter of 2018, respectively.

•	Completed the acquisition of Bridgeview Bancorp, Inc. on May 9, 2019, adding approximately $1.2 billion of assets, $700 million of loans, and $1.0 billion of deposits, net of fair value adjustments.

•	Repurchased approximately 1 million shares of our common stock at a cost of $21 million.

"It was a strong quarter, reflecting successful execution on a number of business fronts," said Michael L. Scudder, Chairman of the Board and Chief Executive Officer of the Company. "We closed the quarter with $17.5 billion of total assets, up 10% and 18% from the last quarter and a year ago and aided by our mid-May acquisition of Bridgeview Bank. Operating performance was again solid, benefiting from asset growth, improved fee income and continued operating efficiency."
Mr. Scudder concluded, "First Midwest remains well-positioned as we navigate an evolving landscape. Recent acquisitions have greatly expanded our distribution and top 10 market share in metro Chicago. Combined with an engaged team, ongoing investment in our business and our strong capital foundation, we continue to pursue opportunities for growth, revenue diversification and market expansion. As always, we do so with an unwavering commitment to the financial success of our clients and drive to provide our shareholders with superior, long-term returns."

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

ACQUISITION
Bridgeview Bancorp, Inc.
On May 9, 2019, the Company completed its acquisition of Bridgeview Bancorp, Inc. ("Bridgeview"), the holding company for Bridgeview Bank Group. At closing, the Company acquired 13 banking offices located across greater Chicagoland, and added approximately $1.2 billion of assets, $1.0 billion of deposits, and $700 million of loans, net of fair value adjustments. The merger consideration totaled $135.4 million and consisted of 4.7 million shares of Company stock and $37.1 million of cash. All Bridgeview operating systems were converted to our operating platform during the second quarter of 2019.
STOCK REPURCHASES
During the first quarter of 2019, the Company announced a new stock repurchase program that authorizes the Company to repurchase up to $180 million of its common stock. Stock repurchases under this program may be made from time to time on the open market or in privately negotiated transactions, at the discretion of the Company. The Company repurchased approximately 1.0 million shares of its common stock at a total cost of $21.2 million during the second quarter of 2019.

(1) The Company initiated certain actions in connection with its Delivering Excellence initiative in the second quarter of 2018, demonstrating the Company's ongoing commitment to provide service excellence to its clients and maximizing both the efficiency and scalability of its operating platform.
(2) These metrics are non-GAAP financial measures. For details on the calculation of these metrics, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets
Other interest-earning assets	$210,322	$1,240	2.36	$125,615	$728	2.35	$147,996	$519	1.41
Securities(1)	2,631,437	18,423	2.80	2,371,692	16,387	2.76	2,165,091	13,322	2.46
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	87,815	757	3.45	79,821	952	4.77	80,038	864	4.32
Loans(1)	12,022,470	158,442	5.29	11,458,233	145,531	5.15	10,788,285	128,422	4.77
Total interest-earning assets(1)	14,952,044	178,862	4.80	14,035,361	163,598	4.72	13,181,410	143,127	4.35
Cash and due from banks	215,464			202,101			197,025
Allowance for loan losses	(108,698)			(107,520)			(99,469)
Other assets	1,681,240			1,537,897			1,326,749
Total assets	$16,740,050			$15,667,839			$14,605,715
Liabilities and Stockholders' Equity
Savings deposits	$2,079,852	346	0.07	$2,037,831	346	0.07	$2,060,066	373	0.07
NOW accounts	2,261,103	2,776	0.49	2,083,366	2,162	0.42	2,065,530	1,472	0.29
Money market deposits	1,907,766	3,041	0.64	1,809,234	2,349	0.53	1,759,313	1,073	0.24
Time deposits	2,849,930	13,153	1.85	2,647,316	11,745	1.80	1,871,666	5,114	1.10
Borrowed funds	1,025,351	4,459	1.74	877,995	3,551	1.64	913,902	3,513	1.54
Senior and subordinated debt	220,756	3,595	6.53	203,899	3,313	6.59	195,385	3,140	6.45
Total interest-bearing liabilities	10,344,758	27,370	1.06	9,659,641	23,466	0.99	8,865,862	14,685	0.66
Demand deposits	3,835,567			3,587,480			3,621,645
Total funding sources	14,180,325		0.77	13,247,121		0.72	12,487,507		0.47
Other liabilities	318,156			282,437			227,481
Stockholders' equity - common	2,241,569			2,138,281			1,890,727
Total liabilities and stockholders' equity	$16,740,050			$15,667,839			$14,605,715
Tax-equivalent net interest income/margin(1)		151,492	4.06		140,132	4.04		128,442	3.91
Tax-equivalent adjustment		(1,180)			(1,108)			(1,039)
Net interest income (GAAP)(1)		$150,312			$139,024			$127,403
Impact of acquired loan accretion(1)		$10,308	0.28		$6,369	0.18		$4,445	0.14
Tax-equivalent net interest income/ margin, adjusted(1)		$141,184	3.78		$133,763	3.86		$123,997	3.77
(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 21%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the second quarter of 2019 was up 8.1% and 18.0% compared to the first quarter of 2019 and second quarter of 2018, respectively. The rise in net interest income from both prior periods resulted primarily from the acquisition of interest-earning assets from the Bridgeview transaction in the second quarter of 2019, higher acquired loan accretion, security purchases, and loan growth, partially offset by higher cost of funds. In addition, net interest income for the second quarter of 2019 benefited from an increase in the number of days in the quarter compared to the first quarter of 2019. Compared to the second quarter of 2018, the rise in net interest income was also impacted by the acquisition of interest-earning assets from the Northern States Financial Corporation ("Northern States") transaction in the fourth quarter of 2018 and higher interest rates.
Acquired loan accretion contributed $10.3 million, $6.4 million, and $4.4 million to net interest income for the second quarter of 2019, the first quarter of 2019, and the second quarter of 2018, respectively.

Tax-equivalent net interest margin for the current quarter was 4.06%, increasing 2 basis points from the first quarter of 2019 and 15 basis points from the second quarter of 2018. Excluding the impact of acquired loan accretion, tax-equivalent net interest margin was 3.78%, down 8 basis points from the first quarter of 2019 and up one basis point from the second quarter of 2018. The decrease in tax-equivalent net interest margin, adjusted compared to the first quarter of 2019 was impacted by compression related to the mix of interest-earning assets acquired in the Bridgeview transaction, actions taken to reduce rate sensitivity, and higher cost of funds. These items were more than offset by higher interest rates compared to the second quarter of 2018.
For the second quarter of 2019, total average interest-earning assets rose by $916.7 million and $1.8 billion from the first quarter of 2019 and second quarter of 2018, respectively. The increase compared to both prior periods resulted primarily from the Bridgeview transaction in the second quarter of 2019, security purchases, and loan growth. In addition, the rise in average interest-earning assets compared to the second quarter of 2018 was impacted by the Northern States transaction.
Total average funding sources for the second quarter of 2019 increased by $933.2 million and $1.7 billion from the first quarter of 2019 and second quarter of 2018, respectively. The increase compared to both prior periods resulted primarily from the Bridgeview transaction in the second quarter of 2019 and organic growth. In addition, the rise in average funding sources compared to the second quarter of 2018 was impacted by the Northern States transaction.
Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			June 30, 2019 Percent Change From
	June 30, 2019	March 31, 2019	June 30, 2018	March 31, 2019	June 30, 2018
Service charges on deposit accounts	$12,196	$11,540	$12,058	5.7	1.1
Wealth management fees	12,190	11,600	10,981	5.1	11.0
Card-based fees, net	4,549	4,378	4,394	3.9	3.5
Capital market products income	2,154	1,279	2,819	68.4	(23.6)
Mortgage banking income	1,901	1,004	1,736	89.3	9.5
Merchant servicing fees, net	371	337	383	10.1	(3.1)
Other service charges, commissions, and fees	2,412	2,274	2,455	6.1	(1.8)
Total fee-based revenues	35,773	32,412	34,826	10.4	2.7
Other income	2,753	2,494	2,121	10.4	29.8
Total noninterest income	$38,526	$34,906	$36,947	10.4	4.3
Total noninterest income of $38.5 million was up 10.4% and 4.3% from the first quarter of 2019 and second quarter of 2018, respectively. The increase in service charges on deposit accounts and net card-based fees compared to the first quarter of 2019 was due to seasonally higher volumes and services provided to customers acquired in the Bridgeview transaction. The increase in wealth management fees from the first quarter of 2019 resulted primarily from the positive impact of market rates. Compared to the second quarter of 2018, the increase in wealth management fees was driven primarily by customers acquired in the Northern Oak Wealth Management, Inc. ("Northern Oak") transaction completed during the first quarter of 2019.
Capital market products income fluctuates from quarter to quarter based on the size and frequency of sales to corporate clients.
Mortgage banking income for the second quarter of 2019 resulted from sales of $93.5 million of 1-4 family mortgage loans in the secondary market, compared to $57.5 million in the first quarter of 2019 and $64.3 million in the second quarter of 2018. Mortgage banking income is also impacted by fluctuations in the fair value of mortgage servicing rights, which resulted in a decrease to mortgage banking income of $600,000 compared to the second quarter of 2018.
Other income was elevated compared to the second quarter of 2018 due primarily to higher fair value adjustments on equity securities and benefit settlements on bank-owned life insurance.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			June 30, 2019 Percent Change From
	June 30, 2019	March 31, 2019	June 30, 2018	March 31, 2019	June 30, 2018
Salaries and employee benefits:
Salaries and wages	$47,776	$46,135	$46,256	3.6	3.3
Retirement and other employee benefits	10,916	11,238	11,676	(2.9)	(6.5)
Total salaries and employee benefits	58,692	57,373	57,932	2.3	1.3
Net occupancy and equipment expense	13,671	14,770	13,651	(7.4)	0.1
Professional services	10,467	7,788	8,298	34.4	26.1
Technology and related costs	4,908	4,596	4,837	6.8	1.5
Advertising and promotions	3,167	2,372	2,061	33.5	53.7
Net other real estate owned ("OREO") expense	294	681	(256)	(56.8)	(214.8)
Other expenses	12,987	10,581	11,878	22.7	9.3
Acquisition and integration related expenses	9,514	3,691	—	157.8	100.0
Delivering Excellence implementation costs	442	258	15,015	71.3	(97.1)
Total noninterest expense	$114,142	$102,110	$113,416	11.8	0.6
Acquisition and integration related expenses	(9,514)	(3,691)	—	157.8	(100.0)
Delivering Excellence implementation costs	(442)	(258)	(15,015)	71.3	(97.1)
Total noninterest expense, adjusted(1)	$104,186	$98,161	$98,401	6.1	5.9
(1) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest expense increased 11.8% from the first quarter of 2019 and was consistent with the second quarter of 2018. Noninterest expense for all periods presented was impacted by costs related to implementation of the Delivering Excellence initiative. In addition, the second and first quarters of 2019 were impacted by acquisition and integration related expenses. Excluding these items, noninterest expense for the second quarter of 2019 was $104.2 million, up 6.1% and 5.9% from the first quarter of 2019 and second quarter of 2018, respectively.
Operating costs associated with the Bridgeview transaction contributed to noninterest expense for the second quarter of 2019. In addition, operating costs associated with the Northern Oak and Northern States transactions contributed to the increase in noninterest expense compared to the second quarter of 2018. These costs primarily occurred in salaries and employee benefits, net occupancy and equipment expense, professional services, and other expenses.
Compared to the second quarter of 2018, the increase in salaries and employee benefits was also impacted by merit increases, which was more than offset by the ongoing benefits of the Delivering Excellence initiative and lower pension expense. Net occupancy and equipment expense was elevated in the first quarter of 2019 due to higher costs related to winter weather conditions. The increase in professional services from both prior periods was driven mainly by the timing of certain other professional fees associated with organizational growth and higher loan remediation costs and legal fees. Compared to both prior periods, the rise in advertising and promotions expense resulted from higher costs related to marketing campaigns. Net OREO expense for the second quarter of 2018 was impacted by higher levels of operating income. The rise in other expenses compared to the first quarter of 2019 was due to property valuation adjustments and other miscellaneous expenses.
Acquisition and integration related expenses for the second quarter of 2019 resulted primarily from the acquisition of Bridgeview. For the first quarter of 2019, acquisition and integration related expenses resulted from the acquisition of Northern States, Northern Oak, and Bridgeview.
Delivering Excellence implementation costs for all periods presented resulted from certain actions initiated by the Company in connection with its Delivering Excellence initiative and include property valuation adjustments on locations identified for closure, employee severance, and general restructuring and advisory services.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			June 30, 2019 Percent Change From
	June 30, 2019	March 31, 2019	June 30, 2018	March 31, 2019	June 30, 2018
Commercial and industrial	$4,524,401	$4,183,262	$3,844,067	8.2	17.7
Agricultural	430,589	438,461	433,175	(1.8)	(0.6)
Commercial real estate:
Office, retail, and industrial	1,936,577	1,806,892	1,834,918	7.2	5.5
Multi-family	787,155	752,943	703,091	4.5	12.0
Construction	654,607	683,475	633,601	(4.2)	3.3
Other commercial real estate	1,447,673	1,309,878	1,337,396	10.5	8.2
Total commercial real estate	4,826,012	4,553,188	4,509,006	6.0	7.0
Total corporate loans	9,781,002	9,174,911	8,786,248	6.6	11.3
Home equity	874,686	862,068	847,903	1.5	3.2
1-4 family mortgages	1,391,814	1,086,264	880,181	28.1	58.1
Installment	472,102	445,760	377,233	5.9	25.1
Total consumer loans	2,738,602	2,394,092	2,105,317	14.4	30.1
Total loans	$12,519,604	$11,569,003	$10,891,565	8.2	14.9
Loan growth in all categories was positively impacted by the Bridgeview acquisition in the second quarter of 2019, which totaled $692.6 million as of June 30, 2019. Excluding these loans, total loans grew 8.9% annualized from March 31, 2019 and 8.6% from June 30, 2018. In addition, compared to both prior periods, growth in commercial and industrial loans, primarily within our sector-based lending and middle market business units, contributed to the rise in total corporate loans. Commercial real estate loans compared to both prior periods were also impacted by the decision of certain customers to opportunistically sell their commercial business or investment real estate properties, as well as refinancing with non-bank lenders and real estate investors, which more than offset originations. The increase in loans compared to June 30, 2018 also benefitted from the Northern States transaction during the fourth quarter of 2018.
Growth in consumer loans compared to both prior periods resulted primarily from purchases of 1-4 family mortgages and organic growth. Compared to June 30, 2018, growth in consumer loans also benefited from the purchase of installment loans.

Asset Quality
(Dollar amounts in thousands)

	As of			June 30, 2019 Percent Change From
	June 30, 2019	March 31, 2019	June 30, 2018	March 31, 2019	June 30, 2018
Asset quality
Non-accrual loans	$63,477	$70,205	$53,475	(9.6)	18.7
90 days or more past due loans, still accruing interest(1)	2,615	8,446	7,954	(69.0)	(67.1)
Total non-performing loans	66,092	78,651	61,429	(16.0)	7.6
Accruing troubled debt restructurings ("TDRs")	1,441	1,844	1,760	(21.9)	(18.1)
Foreclosed assets(2)	28,488	10,818	12,892	163.3	121.0
Total non-performing assets	$96,021	$91,313	$76,081	5.2	26.2
30-89 days past due loans(1)	$34,460	$45,764	$39,171
Non-accrual loans to total loans	0.51%	0.61%	0.49%
Non-performing loans to total loans	0.53%	0.68%	0.56%
Non-performing assets to total loans plus foreclosed assets	0.77%	0.79%	0.70%
Allowance for credit losses
Allowance for credit losses	$106,929	$104,779	$97,691
Allowance for credit losses to total loans(3)	0.85%	0.91%	0.90%
Allowance for credit losses to loans, excluding acquired loans	0.98%	1.00%	1.00%
Allowance for credit losses to non-accrual loans	168.45%	149.25%	182.69%

(1) Purchased credit impaired loans with an accretable yield are considered current and are not included in past due loan totals.
(2) Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(3) This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses on acquired loans is established as necessary to reflect credit deterioration.
Total non-performing assets represented 0.77% of total loans and foreclosed assets at June 30, 2019 compared to 0.79% and 0.70% at March 31, 2019 and June 30, 2018, respectively, reflective of normal fluctuations that can occur on a quarterly basis. The decrease in non-accrual loans from March 31, 2019 was driven primarily by the transfer of one corporate loan relationship to foreclosed assets during the second quarter of 2019, for which the Company has remediation plans in place. In addition, included in foreclosed assets as of June 30, 2019 was $6.2 million of OREO acquired in the Bridgeview transaction.
The allowance for credit losses to total loans was 0.85% at June 30, 2019, down from 0.91% at March 31, 2019 and 0.90% at June 30, 2018 driven primarily by loans acquired in the Bridgeview transaction, for which no allowance for credit losses was established at the time of acquisition.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2019	% of Total	March 31, 2019	% of Total	June 30, 2018	% of Total
Net loan charge-offs(1)
Commercial and industrial	$4,600	49.3	$5,061	55.7	$7,081	72.4
Agricultural	658	7.0	89	1.0	828	8.5
Office, retail, and industrial	1,454	15.6	618	6.8	279	2.9
Multi-family	—	—	339	3.7	4	—
Construction	(10)	(0.1)	—	—	(8)	(0.1)
Other commercial real estate	284	3.0	189	2.1	(358)	(3.7)
Consumer	2,355	25.2	2,788	30.7	1,951	20.0
Total net loan charge-offs	$9,341	100.0	$9,084	100.0	$9,777	100.0
Total recoveries included above	$2,083		$1,693		$1,532
Net loan charge-offs to average loans(1)(2)
Quarter-to-date	0.31%		0.32%		0.36%
Year-to-date	0.32%		0.32%		0.49%
(1) Amounts represent charge-offs, net of recoveries.
(2) Annualized based on the actual number of days for each period presented.
Net loan charge-offs to average loans, annualized were 0.31%, compared to 0.32% for the first quarter of 2019 and 0.36% for the second quarter of 2018.
DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for the Quarters Ended			June 30, 2019 Percent Change From
	June 30, 2019	March 31, 2019	June 30, 2018	March 31, 2019	June 30, 2018
Demand deposits	$3,835,567	$3,587,480	$3,621,645	6.9	5.9
Savings deposits	2,079,852	2,037,831	2,060,066	2.1	1.0
NOW accounts	2,261,103	2,083,366	2,065,530	8.5	9.5
Money market accounts	1,907,766	1,809,234	1,759,313	5.4	8.4
Core deposits	10,084,288	9,517,911	9,506,554	6.0	6.1
Time deposits	2,849,930	2,647,316	1,871,666	7.7	52.3
Total deposits	$12,934,218	$12,165,227	$11,378,220	6.3	13.7

Total average deposits were $12.9 billion for the second quarter of 2019, up 6.3% and 13.7% from the first quarter of 2019 and second quarter of 2018, respectively. The increase in total average deposits compared to both prior periods was driven by $566.6 million of total average deposits assumed in the Bridgeview transaction and organic growth. Compared to the first quarter of 2019, the rise in total average deposits was also impacted by the normal seasonal increase in municipal deposits. In addition, growth in total average deposits compared to the second quarter of 2018 was impacted by deposits assumed in the Northern States transaction and various time deposit marketing initiatives.

CAPITAL MANAGEMENT
Capital Ratios

	As of
	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Company regulatory capital ratios:
Total capital to risk-weighted assets	12.57%	12.91%	12.62%	12.07%
Tier 1 capital to risk-weighted assets	10.11%	10.52%	10.20%	10.09%
Common equity Tier 1 ("CET1") to risk-weighted assets	10.11%	10.52%	10.20%	9.68%
Tier 1 capital to average assets	8.96%	9.28%	8.90%	8.95%
Company tangible common equity ratios(1)(2):
Tangible common equity to tangible assets	8.57%	9.00%	8.59%	8.04%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	8.59%	9.21%	8.95%	8.50%
Tangible common equity to risk-weighted assets	10.11%	10.29%	9.81%	9.16%
(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
Capital ratios were consistent compared to December 31, 2018 as strong earnings and deferred gains recognized due to the adoption of lease accounting guidance at the beginning of 2019 were offset by the Bridgeview and Northern Oak acquisitions, the impact of loan growth and securities purchases on risk-weighted assets, and stock repurchases. In addition, capital ratios compared to June 30, 2018 were impacted by the phase-out of Tier 1 treatment of the Company's trust-preferred securities and the Northern States transaction in the fourth quarter of 2018.
The Board of Directors approved a quarterly cash dividend of $0.14 per common share during the second quarter of 2019, which is an increase of 17% from the first quarter of 2019 and 27% from the second quarter of 2018. This dividend represents the 146th consecutive cash dividend paid by the Company since its inception in 1983.
Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Wednesday, July 24, 2019 at 11 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference I.D. 10133117 beginning one hour after completion of the live call until 9:00 A.M. (ET) on August 7, 2019. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release, Presentation Materials, and Additional Information Available on Website
This press release, the presentation materials to be discussed during the conference call, and the accompanying unaudited Selected Financial Information are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com/investorrelations.
Forward-Looking Statements
This press release, as well as any oral statements made by or on behalf of First Midwest, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements speak only as of the date made, and First Midwest undertakes no obligation to update any forward-looking statements.
Forward-looking statements may be deemed to include, among other things, statements relating to First Midwest's future financial performance, including the related outlook for 2019, the performance of First Midwest's loan or securities portfolio, the expected amount of future credit reserves or charge-offs, corporate strategies or objectives, including the impact of certain actions and initiatives, First Midwest's Delivering Excellence initiative, including costs and benefits associated therewith and the timing thereof, anticipated trends in First Midwest's business, regulatory developments, the impact of federal income tax reform legislation, acquisition transactions, including estimated synergies, cost savings and financial benefits of completed transactions, and growth strategies, including possible future acquisitions. These statements are subject to certain risks, uncertainties and assumptions, including those discussed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2018, and in First Midwest's subsequent filings made with the Securities and Exchange Commission ("SEC"). These risks and uncertainties are not exhaustive, and other sections of these reports describe additional factors that could adversely impact First Midwest's business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include EPS, adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, noninterest expense, adjusted, effective income tax rate, adjusted, tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average common equity, adjusted, return on average tangible common equity, and return on average tangible common equity, adjusted.
The Company presents EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity, all adjusted for certain significant transactions. These transactions include acquisition and integration related expenses associated with completed and pending acquisitions (third and fourth quarters of 2018 and first and second quarters of 2019), Delivering Excellence implementation costs (all periods), and certain income tax benefits resulting from tax reform (third quarter of 2018). Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity may be useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion may facilitate better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics may be useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics may enhance comparability for peer comparison purposes.
The Company presents noninterest expense, adjusted, which excludes acquisition and integration related expenses and Delivering Excellence implementation costs. In addition, the Company presents the effective income tax rate, adjusted, which excludes certain income tax benefits aligned with tax reform. Management believes that excluding these items from noninterest expense and the effective income tax rate may be useful in assessing the Company’s underlying operational performance as these items either do not pertain to its core business operations or their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it may enhance comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, adjusted, may enhance comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.
In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.

Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. In addition, these non-GAAP financial measures may differ from those used by other financial institutions to assess their business and performance. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.
About First Midwest
First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $17.5 billion of assets and $12 billion in trust assets under management. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services through locations in metropolitan Chicago, northwest Indiana, southeast Wisconsin, central and western Illinois, and eastern Iowa. Visit First Midwest at www.firstmidwest.com.
CONTACTS

Investors Patrick S. Barrett EVP, Chief Financial Officer (708) 831-7231 pat.barrett@firstmidwest.com	Media Maurissa Kanter SVP, Director of Corporate Communications (708) 831-7345 maurissa.kanter@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Period-End Balance Sheet
Assets
Cash and due from banks	$199,684	$186,230	$211,189	$185,239	$181,482
Interest-bearing deposits in other banks	126,966	76,529	78,069	111,360	192,785
Equity securities, at fair value	40,690	33,304	30,806	29,046	28,441
Securities available-for-sale, at fair value	2,793,316	2,350,195	2,272,009	2,179,410	2,142,865
Securities held-to-maturity, at amortized cost	23,277	12,842	10,176	12,673	13,042
FHLB and FRB stock	109,466	85,790	80,302	87,728	82,778
Loans:
Commercial and industrial	4,524,401	4,183,262	4,120,293	3,994,142	3,844,067
Agricultural	430,589	438,461	430,928	432,220	433,175
Commercial real estate:
Office, retail, and industrial	1,936,577	1,806,892	1,820,917	1,782,757	1,834,918
Multi-family	787,155	752,943	764,185	698,611	703,091
Construction	654,607	683,475	649,337	632,779	633,601
Other commercial real estate	1,447,673	1,309,878	1,361,810	1,348,831	1,337,396
Home equity	874,686	862,068	851,607	853,887	847,903
1-4 family mortgages	1,391,814	1,086,264	1,017,181	888,797	880,181
Installment	472,102	445,760	430,525	418,524	377,233
Total loans	12,519,604	11,569,003	11,446,783	11,050,548	10,891,565
Allowance for loan losses	(105,729)	(103,579)	(102,219)	(99,925)	(96,691)
Net loans	12,413,875	11,465,424	11,344,564	10,950,623	10,794,874
OREO	15,313	10,818	12,821	12,244	12,892
Premises, furniture, and equipment, net	148,347	131,014	132,502	126,389	127,024
Investment in bank-owned life insurance ("BOLI")	297,118	295,899	296,733	284,074	282,664
Goodwill and other intangible assets	878,802	808,852	790,744	751,248	753,020
Accrued interest receivable and other assets	415,379	360,872	245,734	231,465	206,209
Total assets	$17,462,233	$15,817,769	$15,505,649	$14,961,499	$14,818,076
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$3,748,316	$3,588,943	$3,642,989	$3,618,384	$3,667,847
Interest-bearing deposits	9,440,272	8,572,039	8,441,123	7,908,730	7,824,416
Total deposits	13,188,588	12,160,982	12,084,112	11,527,114	11,492,263
Borrowed funds	1,407,378	973,852	906,079	1,073,546	981,044
Senior and subordinated debt	233,538	203,984	203,808	195,595	195,453
Accrued interest payable and other liabilities	332,156	319,480	256,652	247,569	265,753
Stockholders' equity	2,300,573	2,159,471	2,054,998	1,917,675	1,883,563
Total liabilities and stockholders' equity	$17,462,233	$15,817,769	$15,505,649	$14,961,499	$14,818,076
Stockholders' equity, excluding AOCI	$2,303,383	$2,191,630	$2,107,510	$1,992,808	$1,947,963
Stockholders' equity, common	2,300,573	2,159,471	2,054,998	1,917,675	1,883,563

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2019	2019	2018	2018	2018	2019	2018
Income Statement
Interest income	$177,682	$162,490	$159,527	$149,532	$142,088	$340,172	$273,433
Interest expense	27,370	23,466	20,898	17,505	14,685	50,836	27,467
Net interest income	150,312	139,024	138,629	132,027	127,403	289,336	245,966
Provision for loan losses	11,491	10,444	9,811	11,248	11,614	21,935	26,795
Net interest income after provision for loan losses	138,821	128,580	128,818	120,779	115,789	267,401	219,171
Noninterest Income
Service charges on deposit accounts	12,196	11,540	12,627	12,378	12,058	23,736	23,710
Wealth management fees	12,190	11,600	10,951	10,622	10,981	23,790	21,939
Card-based fees, net	4,549	4,378	4,574	4,123	4,394	8,927	8,327
Capital market products income	2,154	1,279	1,408	1,936	2,819	3,433	4,377
Mortgage banking income	1,901	1,004	1,304	1,657	1,736	2,905	4,133
Merchant servicing fees, net	371	337	365	387	383	708	713
Other service charges, commissions, and fees	2,412	2,274	2,353	2,399	2,455	4,686	4,673
Total fee-based revenues	35,773	32,412	33,582	33,502	34,826	68,185	67,872
Other income	2,753	2,494	2,880	2,164	2,121	5,247	4,592
Total noninterest income	38,526	34,906	36,462	35,666	36,947	73,432	72,464
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	47,776	46,135	45,011	44,067	46,256	93,911	92,086
Retirement and other employee benefits	10,916	11,238	10,378	10,093	11,676	22,154	22,633
Total salaries and employee benefits	58,692	57,373	55,389	54,160	57,932	116,065	114,719
Net occupancy and equipment expense	13,671	14,770	12,827	13,183	13,651	28,441	27,424
Professional services	10,467	7,788	8,859	7,944	8,298	18,255	15,878
Technology and related costs	4,908	4,596	4,849	4,763	4,837	9,504	9,608
Advertising and promotions	3,167	2,372	2,011	3,526	2,061	5,539	3,711
Net OREO expense	294	681	763	(413)	(256)	975	812
Other expenses	12,987	10,581	13,418	11,015	11,878	23,568	21,831
Acquisition and integration related expenses	9,514	3,691	9,553	60	—	13,205	—
Delivering Excellence implementation costs	442	258	3,159	2,239	15,015	700	15,015
Total noninterest expense	114,142	102,110	110,828	96,477	113,416	216,252	208,998
Income before income tax expense	63,205	61,376	54,452	59,968	39,320	124,581	82,637
Income tax expense	16,191	15,318	13,044	6,616	9,720	31,509	19,527
Net income	$47,014	$46,058	$41,408	$53,352	$29,600	$93,072	$63,110
Net income applicable to common shares	$46,625	$45,655	$41,088	$52,911	$29,360	$92,280	$62,559
Net income applicable to common shares, adjusted(1)	54,091	48,616	50,622	46,837	40,621	102,709	73,820
Footnotes to Condensed Consolidated Statements of Income

(1)	See the "Non-GAAP Reconciliations" section for the detailed calculation.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2019	2019	2018	2018	2018	2019	2018
EPS
Basic EPS	$0.43	$0.43	$0.39	$0.52	$0.29	$0.86	$0.61
Diluted EPS	$0.43	$0.43	$0.39	$0.52	$0.29	$0.86	$0.61
Diluted EPS, adjusted(1)	$0.50	$0.46	$0.48	$0.46	$0.40	$0.96	$0.72
Common Stock and Related Per Common Share Data
Book value	$20.80	$20.20	$19.32	$18.61	$18.28	$20.80	$18.28
Tangible book value	$12.86	$12.63	$11.88	$11.32	$10.97	$12.86	$10.97
Dividends declared per share	$0.14	$0.12	$0.12	$0.11	$0.11	$0.26	$0.22
Closing price at period end	$20.47	$20.46	$19.81	$26.59	$25.47	$20.47	$25.47
Closing price to book value	1.0	1.0	1.0	1.4	1.4	1.0	1.4
Period end shares outstanding	110,589	106,900	106,375	103,058	103,059	110,589	103,059
Period end treasury shares	9,818	8,775	9,297	9,301	9,297	9,818	9,297
Common dividends	$15,503	$12,837	$12,774	$11,326	$11,333	$28,340	$22,682
Dividend payout ratio	32.56%	27.91%	30.77%	21.15%	37.93%	30.23%	36.07%
Dividend payout ratio, adjusted(1)	28.00%	26.09%	25.00%	23.91%	27.50%	27.08%	30.56%
Key Ratios/Data
Return on average common equity(2)	8.34%	8.66%	8.09%	10.99%	6.23%	8.50%	6.70%
Return on average common equity, adjusted(1)(2)	9.68%	9.22%	9.97%	9.73%	8.62%	9.46%	7.91%
Return on average tangible common equity(2)	13.83%	14.41%	13.42%	18.60%	10.83%	14.11%	11.65%
Return on average tangible common equity, adjusted(1)(2)	15.95%	15.31%	16.42%	16.51%	14.81%	15.64%	13.67%
Return on average assets(2)	1.13%	1.19%	1.06%	1.42%	0.81%	1.16%	0.88%
Return on average assets, adjusted(1)(2)	1.31%	1.27%	1.30%	1.26%	1.12%	1.29%	1.04%
Loans to deposits	94.93%	95.13%	94.73%	95.87%	94.77%	94.93%	94.77%
Efficiency ratio(1)	54.67%	55.69%	55.25%	56.03%	59.65%	55.16%	60.28%
Net interest margin(2)(3)	4.06%	4.04%	3.96%	3.92%	3.91%	4.05%	3.85%
Yield on average interest-earning assets(2)(3)	4.80%	4.72%	4.56%	4.44%	4.35%	4.76%	4.28%
Cost of funds(2)(4)	0.77%	0.72%	0.63%	0.55%	0.47%	0.75%	0.45%
Net noninterest expense to average assets(2)	1.81%	1.74%	1.90%	1.62%	2.10%	1.78%	1.91%
Effective income tax rate	25.62%	24.96%	23.96%	11.03%	24.72%	25.29%	23.63%
Effective income tax rate, adjusted(1)	25.62%	24.96%	23.96%	24.04%	24.72%	25.29%	23.63%
Capital Ratios
Total capital to risk-weighted assets(1)	12.57%	12.91%	12.62%	12.32%	12.07%	12.57%	12.07%
Tier 1 capital to risk-weighted assets(1)	10.11%	10.52%	10.20%	10.34%	10.09%	10.11%	10.09%
CET1 to risk-weighted assets(1)	10.11%	10.52%	10.20%	9.93%	9.68%	10.11%	9.68%
Tier 1 capital to average assets(1)	8.96%	9.28%	8.90%	9.10%	8.95%	8.96%	8.95%
Tangible common equity to tangible assets(1)	8.57%	9.00%	8.59%	8.21%	8.04%	8.57%	8.04%
Tangible common equity, excluding AOCI, to tangible assets(1)	8.59%	9.21%	8.95%	8.74%	8.50%	8.59%	8.50%
Tangible common equity to risk -weighted assets(1)	10.11%	10.29%	9.81%	9.33%	9.16%	10.11%	9.16%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2019	2019	2018	2018	2018	2019	2018
Asset Quality Performance Data
Non-performing assets
Commercial and industrial	$19,809	$34,694	$33,507	$37,981	$22,672	$19,809	$22,672
Agricultural	6,712	2,359	1,564	2,104	2,992	6,712	2,992
Commercial real estate:
Office, retail, and industrial	17,875	17,484	6,510	6,685	9,007	17,875	9,007
Multi-family	5,322	2,959	3,107	3,184	3,551	5,322	3,551
Construction	152	—	144	208	208	152	208
Other commercial real estate	3,982	2,971	2,854	4,578	5,288	3,982	5,288
Consumer	9,625	9,738	9,249	10,026	9,757	9,625	9,757
Total non-accrual loans	63,477	70,205	56,935	64,766	53,475	63,477	53,475
90 days or more past due loans, still accruing interest	2,615	8,446	8,282	2,949	7,954	2,615	7,954
Total non-performing loans	66,092	78,651	65,217	67,715	61,429	66,092	61,429
Accruing TDRs	1,441	1,844	1,866	1,741	1,760	1,441	1,760
Foreclosed assets(5)	28,488	10,818	12,821	12,244	12,892	28,488	12,892
Total non-performing assets	$96,021	$91,313	$79,904	$81,700	$76,081	$96,021	$76,081
30-89 days past due loans	$34,460	$45,764	$37,524	$46,257	$39,171	$34,460	$39,171
Allowance for credit losses
Allowance for loan losses	$105,729	$103,579	$102,219	$99,925	$96,691	$105,729	$96,691
Reserve for unfunded commitments	1,200	1,200	1,200	1,000	1,000	1,200	1,000
Total allowance for credit losses	$106,929	$104,779	$103,419	$100,925	$97,691	$106,929	$97,691
Provision for loan losses	$11,491	$10,444	$9,811	$11,248	$11,614	$21,935	$26,795
Net charge-offs by category
Commercial and industrial	$4,600	$5,061	$5,558	$5,230	$7,081	$9,661	$20,230
Agricultural	658	89	71	631	828	747	1,811
Commercial real estate:
Office, retail, and industrial	1,454	618	713	596	279	2,072	643
Multi-family	—	339	(3)	1	4	339	4
Construction	(10)	—	(99)	(4)	(8)	(10)	(21)
Other commercial real estate	284	189	(817)	23	(358)	473	(328)
Consumer	2,355	2,788	2,094	1,537	1,951	5,143	3,494
Total net charge-offs	$9,341	$9,084	$7,517	$8,014	$9,777	$18,425	$25,833
Total recoveries included above	$2,083	$1,693	$2,810	$1,250	$1,532	$3,776	$2,561
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited)

	As of or for the
	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Asset quality ratios
Non-accrual loans to total loans	0.51%	0.61%	0.50%	0.59%	0.49%
Non-performing loans to total loans	0.53%	0.68%	0.57%	0.61%	0.56%
Non-performing assets to total loans plus foreclosed assets	0.77%	0.79%	0.70%	0.74%	0.70%
Non-performing assets to tangible common equity plus allowance for credit losses	6.28%	6.27%	5.84%	6.45%	6.19%
Non-accrual loans to total assets	0.36%	0.44%	0.37%	0.43%	0.36%
Allowance for credit losses and net charge-off ratios
Allowance for credit losses to total loans(6)	0.85%	0.91%	0.90%	0.91%	0.90%
Allowance for credit losses to loans, excluding acquired loans	0.98%	1.00%	1.01%	1.01%	1.00%
Allowance for credit losses to non-accrual loans	168.45%	149.25%	181.64%	155.83%	182.69%
Allowance for credit losses to non-performing loans	161.79%	133.22%	158.58%	149.04%	159.03%
Net charge-offs to average loans(2)	0.31%	0.32%	0.26%	0.29%	0.36%
Footnotes to Selected Financial Information

(1)	See the "Non-GAAP Reconciliations" section for the detailed calculation.

(2)	Annualized based on the actual number of days for each period presented.

(3)	Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.

(4)	Cost of funds expresses total interest expense as a percentage of total average funding sources.

(5)
Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.

(6)
This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk, as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established on acquired loans as necessary to reflect credit deterioration.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2019	2019	2018	2018	2018	2019	2018
EPS
Net income	$47,014	$46,058	$41,408	$53,352	$29,600	$93,072	$63,110
Net income applicable to non -vested restricted shares	(389)	(403)	(320)	(441)	(240)	(792)	(551)
Net income applicable to common shares	46,625	45,655	41,088	52,911	29,360	92,280	62,559
Adjustments to net income:
Acquisition and integration related expenses	9,514	3,691	9,553	60	—	13,205	—
Tax effect of acquisition and integration related expenses	(2,379)	(923)	(2,388)	(15)	—	(3,301)	—
Delivering Excellence implementation costs	442	258	3,159	2,239	15,015	700	15,015
Tax effect of Delivering Excellence implementation costs	(111)	(65)	(790)	(560)	(3,754)	(175)	(3,754)
Income tax benefits	—	—	—	(7,798)	—	—	—
Total adjustments to net income, net of tax	7,466	2,961	9,534	(6,074)	11,261	10,429	11,261
Net income applicable to common shares, adjusted(1)	$54,091	$48,616	$50,622	$46,837	$40,621	$102,709	$73,820
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	108,467	105,770	105,116	102,178	102,159	107,126	102,041
Dilutive effect of common stock equivalents	—	—	—	—	—	—	8
Weighted-average diluted common shares outstanding	108,467	105,770	105,116	102,178	102,159	107,126	102,049
Basic EPS	$0.43	$0.43	$0.39	$0.52	$0.29	$0.86	$0.61
Diluted EPS	$0.43	$0.43	$0.39	$0.52	$0.29	$0.86	$0.61
Diluted EPS, adjusted(1)	$0.50	$0.46	$0.48	$0.46	$0.40	$0.96	$0.72
Anti-dilutive shares not included in the computation of diluted EPS	—	—	—	—	—	—	54
Dividend Payout Ratio
Dividends declared per share	$0.14	$0.12	$0.12	$0.11	$0.11	$0.26	$0.22
Dividend payout ratio	32.56%	27.91%	30.77%	21.15%	37.93%	30.23%	36.07%
Dividend payout ratio, adjusted(1)	28.00%	26.09%	25.00%	23.91%	27.50%	27.08%	30.56%
Effective Tax Rate
Income before income tax expense	$63,205	$61,376	$54,452	$59,968	$39,320	$124,581	$82,637
Income tax expense	$16,191	$15,318	$13,044	$6,616	$9,720	$31,509	$19,527
Income tax benefits	—	—	—	7,798	—	—	—
Income tax expense, adjusted	$16,191	$15,318	$13,044	$14,414	$9,720	$31,509	$19,527
Effective income tax rate	25.62%	24.96%	23.96%	11.03%	24.72%	25.29%	23.63%
Effective income tax rate, adjusted	25.62%	24.96%	23.96%	24.04%	24.72%	25.29%	23.63%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2019	2019	2018	2018	2018	2019	2018
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$46,625	$45,655	$41,088	$52,911	$29,360	$92,280	$62,559
Intangibles amortization	2,624	2,363	2,077	1,772	1,794	4,987	3,596
Tax effect of intangibles amortization	(656)	(591)	(519)	(443)	(449)	(1,247)	(957)
Net income applicable to common shares, excluding intangibles amortization	48,593	47,427	42,646	54,240	30,705	96,020	65,198
Total adjustments to net income, net of tax(1)	7,466	2,961	9,534	(6,074)	11,261	10,429	11,261
Net income applicable to common shares, adjusted(1)	$56,059	$50,388	$52,180	$48,166	$41,966	$106,449	$76,459
Average stockholders' equity	$2,241,569	$2,138,281	$2,015,217	$1,909,330	$1,890,727	$2,190,210	$1,882,121
Less: average intangible assets	(832,263)	(803,408)	(754,495)	(752,109)	(753,887)	(817,915)	(753,879)
Average tangible common equity	$1,409,306	$1,334,873	$1,260,722	$1,157,221	$1,136,840	$1,372,295	$1,128,242
Return on average common equity(2)	8.34%	8.66%	8.09%	10.99%	6.23%	8.50%	6.70%
Return on average common equity, adjusted(1)(2)	9.68%	9.22%	9.97%	9.73%	8.62%	9.46%	7.91%
Return on average tangible common equity(2)	13.83%	14.41%	13.42%	18.60%	10.83%	14.11%	11.65%
Return on average tangible common equity, adjusted(1)(2)	15.95%	15.31%	16.42%	16.51%	14.81%	15.64%	13.67%
Return on Average Assets
Net income	$47,014	$46,058	$41,408	$53,352	$29,600	$93,072	$63,110
Total adjustments to net income, net of tax(1)	7,466	2,961	9,534	(6,074)	11,261	10,429	11,261
Net income, adjusted(1)	$54,480	$49,019	$50,942	$47,278	$40,861	$103,501	$74,371
Average assets	$16,740,050	$15,667,839	$15,503,399	$14,894,670	$14,605,715	$16,206,906	$14,397,540
Return on average assets(2)	1.13%	1.19%	1.06%	1.42%	0.81%	1.16%	0.88%
Return on average assets, adjusted(1)(2)	1.31%	1.27%	1.30%	1.26%	1.12%	1.29%	1.04%
Efficiency Ratio Calculation
Noninterest expense	$114,142	$102,110	$110,828	$96,477	$113,416	$216,252	$208,998
Less:
Net OREO expense	(294)	(681)	(763)	413	256	(975)	(812)
Acquisition and integration related expenses	(9,514)	(3,691)	(9,553)	(60)	—	(13,205)	—
Delivering Excellence implementation costs	(442)	(258)	(3,159)	(2,239)	(15,015)	(700)	(15,015)
Total	$103,892	$97,480	$97,353	$94,591	$98,657	$201,372	$193,171
Tax-equivalent net interest income(3)	$151,492	$140,132	$139,755	$133,161	$128,442	$291,624	$247,980
Noninterest income	38,526	34,906	36,462	35,666	36,947	73,432	72,464
Total	$190,018	$175,038	$176,217	$168,827	$165,389	$365,056	$320,444
Efficiency ratio	54.67%	55.69%	55.25%	56.03%	59.65%	55.16%	60.28%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Risk-Based Capital Data
Common stock	$1,204	$1,157	$1,157	$1,124	$1,124
Additional paid-in capital	1,205,396	1,103,991	1,114,580	1,028,635	1,025,703
Retained earnings	1,304,756	1,273,245	1,192,767	1,164,133	1,122,107
Treasury stock, at cost	(207,973)	(186,763)	(200,994)	(201,084)	(200,971)
Goodwill and other intangible assets, net of deferred tax liabilities	(878,802)	(808,852)	(790,744)	(751,248)	(753,020)
Disallowed DTAs	(2,804)	(809)	(1,334)	—	(389)
CET1 capital	1,421,777	1,381,969	1,315,432	1,241,560	1,194,554
Trust-preferred securities	—	—	—	50,690	50,690
Other disallowed DTAs	—	—	(334)	—	(97)
Tier 1 capital	1,421,777	1,381,969	1,315,098	1,292,250	1,245,147
Tier 2 capital	345,078	312,840	311,391	248,118	244,795
Total capital	$1,766,855	$1,694,809	$1,626,489	$1,540,368	$1,489,942
Risk-weighted assets	$14,056,482	$13,131,237	$12,892,180	$12,500,342	$12,345,200
Adjusted average assets	$15,863,145	$14,891,534	$14,782,327	$14,202,776	$13,907,100
Total capital to risk-weighted assets	12.57%	12.91%	12.62%	12.32%	12.07%
Tier 1 capital to risk-weighted assets	10.11%	10.52%	10.20%	10.34%	10.09%
CET1 to risk-weighted assets	10.11%	10.52%	10.20%	9.93%	9.68%
Tier 1 capital to average assets	8.96%	9.28%	8.90%	9.10%	8.95%
Tangible Common Equity
Stockholders' equity	$2,300,573	$2,159,471	$2,054,998	$1,917,675	$1,883,563
Less: goodwill and other intangible assets	(878,802)	(808,852)	(790,744)	(751,248)	(753,020)
Tangible common equity	1,421,771	1,350,619	1,264,254	1,166,427	1,130,543
Less: AOCI	2,810	32,159	52,512	75,133	64,400
Tangible common equity, excluding AOCI	$1,424,581	$1,382,778	$1,316,766	$1,241,560	$1,194,943
Total assets	$17,462,233	$15,817,769	$15,505,649	$14,961,499	$14,818,076
Less: goodwill and other intangible assets	(878,802)	(808,852)	(790,744)	(751,248)	(753,020)
Tangible assets	$16,583,431	$15,008,917	$14,714,905	$14,210,251	$14,065,056
Tangible common equity to tangible assets	8.57%	9.00%	8.59%	8.21%	8.04%
Tangible common equity, excluding AOCI, to tangible assets	8.59%	9.21%	8.95%	8.74%	8.50%
Tangible common equity to risk-weighted assets	10.11%	10.29%	9.81%	9.33%	9.16%

Footnotes to Non-GAAP Reconciliations

(1)	Adjustments to net income for each period presented are detailed in the EPS non-GAAP reconciliation above. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.

(2)	Annualized based on the actual number of days for each period presented.

(3)	Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.